Exhibit 99.1

AMC NETWORKS INC. REPORTS THIRD QUARTER 2016 RESULTS

Third Quarter Highlights:

•	Net revenues of $635 million

•	Operating income of $117 million

•	Adjusted Operating Income[1] of $168 million

•	Diluted EPS of $0.91. Excluding restructuring expense, Diluted EPS of $1.11.

New York, NY - November 3, 2016: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2016.

President and Chief Executive Officer Josh Sapan said: “We continued to execute on our long-term strategic goals during the third quarter. Building on its reputation as a world-class brand with premium content, AMC has five of the top 10 shows on basic cable in key demos for the most recent broadcast season. This success is driving AMC Networks’ financial performance and is placing us on track to deliver solid results for full year 2016.”

Mr. Sapan continued: “Recently, AMC debuted the seventh season of The Walking Dead with a powerful episode that was watched by more than 20 million viewers, making it the most watched program on television for the fifth consecutive season, among key demos. Across the company, our programming continues to resonate broadly and is desirable in both linear and non-linear environments. We continue to participate in emerging streaming TV offerings, most recently joining the new DirecTV Now service, in addition to Sling TV and Sony’s PlayStation VUE. Through our growing AMC Studios operation, we continue to produce, create, own and distribute premium content that provides us with substantial economic benefits and positions us well for long-term success and growth.”

Third quarter net revenues increased 0.4%, or $2 million, to $635 million over the third quarter of 2015. The increase in net revenues reflected 0.8% growth at National Networks and essentially flat net revenues at International and Other. Operating income was $117 million, a decrease of 26.5%, or $42 million, versus the prior year period. The operating income decrease resulted from a decline of 19.6% at National Networks and an increase of $6 million in operating loss at International and Other. Adjusted Operating Income1 totaled $168 million, a decrease of 11.8%, or $22 million, versus the prior year period. National Networks adjusted operating income decreased 12.9% and International and Other adjusted operating income increased $4 million versus the prior year period.

For the nine months ended September 30, 2016, net revenues increased $124 million, or 6.5%, to $2.026 billion, operating income increased $5 million, or 0.9%, to $554 million, and adjusted operating income increased $25 million, or 3.9%, to $666 million.

1. The Company has renamed its non-GAAP performance measure to Adjusted Operating Income (Loss), formerly referred to as Adjusted Operating Cash Flow (“AOCF”). There has been no change to the definition. See page 4 of this earnings release for the definition of Adjusted Operating Income (Loss) included in the discussion of non-GAAP financial measures

Third quarter net income was $65 million ($0.91 per diluted share), compared with $73 million ($0.99 per diluted share) in the third quarter of 2015. The decrease was primarily related to a decrease in operating income, including an increase in restructuring expense. Excluding the restructuring expense of $19 million, third quarter diluted EPS was $1.11.

Net income for the nine months ended September 30, 2016 was $256 million ($3.51 per diluted share), compared with $277 million ($3.78 per diluted share) in the prior year period.

Net cash provided by operating activities was $427 million for the nine months ended September 30, 2016, an increase of $126 million from the prior year period. The increase was primarily the result of the improved operating performance, a decrease in tax payments, a decrease in working capital and a decrease in cash interest payments. Free Cash Flow2 for the nine months ended September 30, 2016 was $373 million, an increase of $124 million from the prior year period. The increase primarily reflects the increase in net cash provided by operating activities, and a decrease in capital expenditures partially offset by an increase in distributions to noncontrolling interests.

Segment Results

(dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Net revenues:
National Networks	$525,713	$521,640	0.8%	$1,696,982	$1,573,096	7.9%
International and Other	114,020	114,103	(0.1)%	341,348	333,341	2.4%
Inter-segment eliminations	(5,087)	(3,578)	n/m	(12,273)	(4,452)	n/m
Total net revenues	$634,646	$632,165	0.4%	$2,026,057	$1,901,985	6.5%

Operating income (loss):
National Networks	$139,148	$173,098	(19.6)%	$594,969	$581,165	2.4%
International and Other	(16,668)	(11,089)	(50.3)%	(33,071)	(30,022)	(10.2)%
Inter-segment eliminations	(5,343)	(2,741)	n/m	(8,070)	(2,294)	n/m
Total operating income (loss)	$117,137	$159,268	(26.5)%	$553,828	$548,849	0.9%

Adjusted operating income (loss):
National Networks	$162,503	$186,574	(12.9)%	$649,782	$622,385	4.4%
International and Other	10,953	6,749	62.3%	24,118	21,038	14.6%
Inter-segment eliminations	(5,343)	(2,741)	n/m	(8,070)	(2,294)	n/m
Total adjusted operating income (loss)	$168,113	$190,582	(11.8)%	$665,830	$641,129	3.9%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV.

National Networks revenues for the third quarter 2016 increased 0.8% to $526 million, operating income decreased 19.6% to $139 million, and adjusted operating income decreased 12.9% to $163 million, all compared to the prior year period.

National Networks revenues for the nine months ended September 30, 2016 increased 7.9% to $1.697 billion, operating income increased 2.4% to $595 million, and adjusted operating income increased 4.4% to $650 million, all compared to the prior year period.

2. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Third quarter revenues reflected an 8.0% increase in distribution revenues to $336 million. The increase in distribution revenues was primarily attributable to an increase in licensing revenues as well as an increase in affiliate fees. Advertising revenues decreased 9.9% to $189 million. The decrease in advertising revenues primarily reflected declines at AMC principally related to lower ratings.

The decrease in third quarter operating income and adjusted operating income reflected the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses partially offset by a decrease in marketing expenses and compensation related costs. Programming expenses included a charge of $19 million in the current year period related to the write-off of programming assets, as compared to a charge of $12 million in the prior year period. Operating income also reflected an increase in restructuring expense.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing digital content distribution initiatives.

International and Other revenues for the third quarter of 2016 were essentially flat at $114 million, operating loss increased $6 million to a loss of $17 million, and adjusted operating income increased $4 million to $11 million, all compared to the prior year period.

International and Other revenues for the nine months ended September 30, 2016 increased $8 million to $341 million, operating loss increased $3 million to a loss of $33 million, and adjusted operating income increased $3 million to $24 million, all compared to the prior year period.

Third quarter revenues reflected an increase at AMC Networks International offset by a decrease at IFC Films.

Third quarter operating loss and adjusted operating income reflected an increase in operating expenses. Operating loss also reflected an increase in restructuring expense.

Other Matters

Stock Repurchase Program

As previously disclosed, on March 7, 2016, the Company announced that its Board of Directors authorized a program to repurchase up to $500 million of its outstanding shares of common stock. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the quarter, the Company repurchased approximately 1.1 million shares for $62 million. From October 1, 2016 through October 28, 2016, the Company repurchased approximately 307,000 additional shares for $15 million. As of October 28, 2016, the Company had $375 million available under its stock repurchase authorization.

RLJ Entertainment

As previously disclosed, on October 17, 2016, the Company announced that it has entered into an agreement with RLJ Entertainment to form a strategic partnership. As part of the agreement, the Company invested $65 million in the form of loans to RLJ Entertainment. In addition, the Company received warrants which, if exercised, would constitute 50.1% of the outstanding common stock on a fully diluted basis.

Please see the Company’s Form 10-Q for the period ended September 30, 2016 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, and restructuring expense or credit. Because it is based upon operating income (loss), Adjusted Operating Income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company formerly referred to Adjusted Operating Income (Loss) as Adjusted Operating Cash Flow (“AOCF”). The components of Adjusted Operating Income (Loss) are identical to the components of Adjusted Operating Cash Flow.

The Company believes that Adjusted Operating Income is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted Operating Income to operating income (loss), please see page 7 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share less amortization of acquisition-related intangible assets, net of tax. The Company uses this financial measure to evaluate the Company’s performance exclusive of the impact of the non-cash amortization charge. Please see page 8 of this release for a reconciliation of this measure to earnings per diluted share.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its third quarter 2016 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 96320459.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues, net	$634,646	$632,165	$2,026,057	$1,901,985
Operating expenses:
Technical and operating (excluding depreciation and amortization)	338,799	293,096	915,336	814,999
Selling, general and administrative	137,116	156,308	473,760	469,767
Restructuring expense	19,312	2,631	19,666	5,941
Depreciation and amortization	22,282	20,862	63,467	62,429
Total operating expenses	517,509	472,897	1,472,229	1,353,136
Operating income	117,137	159,268	553,828	548,849
Other income (expense):
Interest expense	(29,675)	(31,927)	(93,431)	(97,522)
Interest income	471	557	2,865	1,786
Loss on extinguishment of debt	(2,295)	—	(50,638)	—
Miscellaneous, net	2,988	(7,640)	(22,610)	(6,486)
Total other income (expense)	(28,511)	(39,010)	(163,814)	(102,222)
Income from operations before income taxes	88,626	120,258	390,014	446,627
Income tax expense	(21,157)	(43,358)	(119,090)	(155,609)
Net income including noncontrolling interests	67,469	76,900	270,924	291,018
Net income attributable to noncontrolling interests	(2,076)	(4,130)	(14,908)	(14,319)
Net income attributable to AMC Networks’ stockholders	$65,393	$72,770	$256,016	$276,699

Net income per share attributable to AMC Networks’ stockholders:
Basic	$0.91	$1.00	$3.54	$3.82
Diluted	$0.91	$0.99	$3.51	$3.78

Weighted average common shares:
Basic weighted average common shares	71,507	72,503	72,269	72,386
Diluted weighted average common shares	72,140	73,222	72,902	73,108

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2016
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$162,503	$(8,040)	$(7,212)	$(8,103)	$139,148
International and Other	10,953	(14,242)	(2,170)	(11,209)	(16,668)
Inter-segment eliminations	(5,343)	—	—	—	(5,343)
Total	$168,113	$(22,282)	$(9,382)	$(19,312)	$117,137

	Three Months Ended September 30, 2015
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$186,574	$(7,337)	$(6,039)	$(100)	$173,098
International and Other	6,749	(13,525)	(1,782)	(2,531)	(11,089)
Inter-segment eliminations	(2,741)	—	—	—	(2,741)
Total	$190,582	$(20,862)	$(7,821)	$(2,631)	$159,268

	Nine Months Ended September 30, 2016
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$649,782	$(24,062)	$(22,581)	$(8,170)	$594,969
International and Other	24,118	(39,405)	(6,288)	(11,496)	(33,071)
Inter-segment eliminations	(8,070)	—	—	—	(8,070)
Total	$665,830	$(63,467)	$(28,869)	$(19,666)	$553,828

	Nine Months Ended September 30, 2015
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$622,385	$(21,911)	$(18,492)	$(817)	$581,165
International and Other	21,038	(40,518)	(5,418)	(5,124)	(30,022)
Inter-segment eliminations	(2,294)	—	—	—	(2,294)
Total	$641,129	$(62,429)	$(23,910)	$(5,941)	$548,849

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	September 30, 2016
Cash and cash equivalents	$682,764
Credit facility debt (a)	$1,295,000
Senior notes (a)	1,600,000
Total debt	$2,895,000
Net debt	$2,212,236
Capital leases	41,715
Net debt and capital leases	$2,253,951
LTM AOI (b)	$862,943
Leverage ratio (c)	2.6 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported Adjusted Operating Income for the trailing twelve months.

(c)	Represents net debt and capital leases divided by LTM Adjusted Operating Income.
This ratio differs from the calculation contained in the Company's credit facility.
No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Nine Months Ended September 30,
	2016	2015
Net cash provided by operating activities	$426,592	$300,973
Less: capital expenditures	(44,505)	(48,810)
Less: distributions to noncontrolling interests	(9,010)	(3,154)
Free cash flow	$373,077	$249,009

Adjusted Earnings Per Diluted Share	Three Months Ended September 30,
	2016	2015
Earnings per diluted share	$0.91	$0.99
Amortization of acquisition-related intangible assets, net of tax (a)	0.10	0.10
Adjusted earnings per diluted share	$1.01	$1.09

	Nine Months Ended September 30,
	2016	2015
Earnings per diluted share	$3.51	$3.78
Amortization of acquisition-related intangible assets, net of tax (b)	0.28	0.29
Adjusted earnings per diluted share	$3.79	$4.07

(a)	Amortization of acquisition-related intangible assets was $10 million and $11 million for the three months ended September 30, 2016 and 2015, respectively.

(b)	Amortization of acquisition-related intangible assets was $29 million and $32 million for the nine months ended September 30, 2016 and 2015, respectively.